CPS Technologies Corporation

Grant Bennett, President
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site: www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES FIRST QUARTER 2011 RESULTS

Norton, Massachusetts, May 11, 2011. CPS Technologies Corporation (OTCBB: CPSH), a provider of advanced material solutions, today announced revenue of $5.8 million and net income of $16 thousand or $0.00 per basic and diluted share for the fiscal quarter ended April 2, 2011. This compares with revenue of $5.4 million and net income of $165 thousand or $0.01 per basic and diluted share for the fiscal quarter ended March 27, 2010.

Total revenue increased 8% in Q1 2011 compared to the same period a year ago. Product revenue in Q1 2011 was essentially flat compared to Q1 2010, but was up 17 percent from Q4 2010 product revenue. Comparing Q1 2011 with the same period a year ago, baseplate revenue was up, offset by lower lid and heatspreader revenue.

The increase in total revenue is attributable to increased revenue from the Company`s Cooperative Agreement with the US Army. Revenue from this Agreement in Q1 2011 was $792 thousand compared to revenue of $374 thousand in Q1 2010. Progress under this Cooperative Agreement has been excellent. In Q1 we leased an additional 14 thousand square feet of space in a nearby building to be used primarily for armor development activities.

Orders for electronic components remains strong, and although we expect continued volatility in demand for lids and heatspreaders, our customers are forecasting increased demand as the year progresses for baseplates used in hybrid vehicles, as well as baseplates used in trains, subway cars, and electricity-generating wind turbines.

The lower net income in Q1 2011 compared to Q1 2010 is primarily the result of a manufacturing yield problem, discussed in our 2010 year-end results press release, which began in the second half of 2010 and was not fully resolved until approximately two months into Q1 2011. Secondary factors are higher professional fees incurred in obtaining VAT registration in certain European countries and in entering into the lease for additional space and as well as higher compensation expense related to option grants.

Our products are used in high-power, high-reliability applications, providing both higher performance and improved efficiency in the use or generation of energy. These applications are in the mainstream of the growing movement towards alternative energy and green lifestyles. Management believes underlying demand for these applications is growing, and that CPS is well positioned to capture that growth.

This release does contain forward-looking statements. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to, a continued or deepening general economic or business downturn in 2011 or a downturn in the electronics industry.

CPS TECHNOLOGIES CORPORATION
(OTC BULLETIN BOARD: CPSH)

Quarter Ended:	April 2, 2011	March 27, 2010

Revenues	$5,840,345	$5,409,186

Net income	$16,143	$164,643

Basic and diluted income per share	$0.00	$0.01

Weighted average basic shares	12,714,819	12,624,959

Weighted average diluted shares	13,180,992	12,917,980